Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
February 17, 2021
American Equity Reports Fourth Quarter and Full Year 2020 Results
Company Highlights
•Fourth quarter 2020 net loss available to common stockholders of $6.3 million or $(0.07) per diluted common share; Full year 2020 net income available to common stockholders of $637.9 million or $6.90 per diluted common share
•Fourth quarter 2020 non-GAAP operating income1 available to common stockholders of $71.7 million or $0.77 per diluted common share; Full year 2020 non-GAAP operating income1 available to common stockholders of $69.1 million or $0.75 per diluted common share
•Excluding notable items, full year 2020 net loss available to common stockholders of $160.2 million or $(1.74) per share; Full year 2020 non-GAAP operating income1 available to common stockholders of $381.4 million or $4.13 per diluted common share, excluding notable items
•Notable items affecting full year 2020 net income and non-GAAP operating income1 available to common stockholders include the effect of actuarial assumption revisions, a tax benefit from enactment of the CARES Act, and loss on extinguishment of debt
•Book value per share excluding accumulated other comprehensive income with and without net impact of accounting for fair value of derivatives and embedded derivatives of $35.99 and $34.26, respectively
•Fourth quarter 2020 annuity sales of $1.8 billion
•Policyholder funds under management of $54.1 billion
•Fourth quarter 2020 investment spread of 2.25%
•Risk-based capital ratio at December 31, 2020 of 372% excluding over $300 million of excess cash at the holding company
WEST DES MOINES, Iowa (February 17, 2021) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported fourth quarter 2020 net loss available to common stockholders of $6.3 million, or $(0.07) per diluted common share, compared to net income available to common stockholders of $220.2 million, or $2.40 per diluted common share, for fourth quarter 2019. For the year ended December 31, 2020, net income available to common stockholders was $637.9 million, or $6.90 per diluted common share, compared to $246.1 million, or $2.68 per diluted common share, for the year ended December 31, 2019.

Non-GAAP operating income1 available to common stockholders for the fourth quarter 2020 was $71.7 million, or $0.77 per diluted common share, compared to non-GAAP operating income1 available to common stockholders of $125.8 million, or $1.37 per diluted common share, for fourth quarter 2019. For the year ended December 31, 2020, non-GAAP operating income1 was $69.1 million, or $0.75 per diluted common share, compared to $548.2 million, or $5.97 per diluted common share, for the year ended December 31, 2019. For full year 2020, non-GAAP operating return1 on average common stockholders' equity excluding average AOCI1 was 2.3% based on reported results and 11.9% excluding the impact of notable items.
The year-over-year decreases in quarterly non-GAAP operating income1 available to common stockholders and non-GAAP operating income1 per share available to common stockholders were primarily attributable to lower investment spread income, an increase in other operating costs and expenses, and a greater increase in the liability for future policy benefits to be paid for lifetime income benefit riders, partially offset by a decline in deferred acquisition cost and deferred sales inducement amortization. Actual versus modeled actuarial and policyholder experience in the quarter had two offsetting impacts on results, positively affecting amortization of deferred acquisition and sales inducement costs by $16 million but adding to the increase in the liability for future policy benefits to be paid for lifetime income benefit riders by $16 million.
Other operating costs and expenses increased to $55 million from $43 million in the third quarter of 2020 and $39 million in the fourth quarter of 2019 in part reflecting advisory fees related to the unsolicited offer for the company in September.
INVESTMENT SPREAD DECREASES SEQUENTIALLY ON LOWER INVESTMENT YIELD.
American Equity’s investment spread was 2.25% for the fourth quarter of 2020 compared to 2.44% for the third quarter of 2020 and 2.77% for the fourth quarter of 2019. On a sequential basis, the average yield on invested assets decreased by 22 basis points while the cost of money fell by 3 basis points.
Average yield on invested assets was 3.88% in the fourth quarter of 2020 compared to 4.10% in the third quarter of 2020. The decrease in investment yield was primarily driven by retention of a higher level of liquidity in the investment portfolios of the life insurance companies. The average adjusted yield on invested assets excluding non-trendable items was 3.77% in the fourth quarter of 2020 compared to 4.00% in the third quarter of 2020.
The aggregate cost of money for annuity liabilities of 1.63% in the fourth quarter of 2020 was down 3 basis points from 1.66% in the third quarter of 2020. The cost of money in the fourth quarter was positively affected by 1 basis points from over-hedging of index-linked credits compared to 3 basis point of hedge gain in the third quarter.
Commenting on investment spread, Anant Bhalla, Chief Executive Officer, said: "The decrease in average yield on investment assets was attributable to a 22-basis point reduction from interest foregone due to an increase in the amount of cash held in the life insurance company portfolios in the quarter. Cash and short term investments in the quarter averaged $4.4 billion over the fourth quarter compared to $1.7 million in the third quarter."
Bhalla continued: "We accumulated substantial liquidity in the investment portfolio this quarter as we repositioned our invested assets by de-risking out of nearly $2 billion of structured securities and $2.4 billion of corporate securities and built up additional cash in anticipation of the approximately $7 billion needed for redeployment to the Värde-Agam and Brookfield reinsurance transactions. Excluding excess cash, which may be pre-invested prior to transfer, and invested assets to be transferred as part of the reinsurance transactions, the current point-in-time yield on our investment portfolio is approximately 4%."

POLICYHOLDER FUNDS UNDER MANAGEMENT INCREASE 2.0% ON $1.8 BILLION OF SALES
Policyholder funds under management at December 31, 2020 were $54.1 billion, a $1.1 billion, or 2.0% increase from September 30, 2020. Fourth quarter gross and net sales were $1,845 million and $1,839 million, respectively, representing increases of 100% and 118% from fourth quarter 2019 sales. On a sequential basis, gross and net sales increased 221% and 224%, respectively. Compared to the third quarter of 2020, gross sales at American Equity Life increased 103% while Eagle Life sales rose 630%.
Commenting on sales, Bhalla stated: "In the fourth quarter, we reintroduced ourselves to our markets. Driven by the introduction of competitive three- and five-year single premium deferred annuity products at both American Equity Life and Eagle Life, we saw a substantial increase in sales with total deposits of $1.8 billion, doubling from the prior year quarter and up 221% from the third quarter of 2020. Although fixed rate annuities were the major driver of the fourth quarter sales increase, fixed index annuity sales were up 23% sequentially."
PROGRESS ON IMPLEMENTATION OF AEL 2.0
Speaking about the AEL 2.0 strategy, Bhalla stated: "During the quarter, AEL continued to make strong progress on the implementation of the AEL 2.0 strategy. The fourth quarter of 2020 was the start of our turnaround in the Go-to-Market pillar. We used the fourth quarter to tell distribution we were back and committed to offering competitive products. Along with the successful introduction of our multi-year fixed-rate annuity lineup, we are refreshing our AssetShield accumulation product and will soon launch a compelling, single accumulation annuity product that covers both traditional equity indices and multi-asset custom indices focused on U.S. risk parity, global risk-controlled asset allocation and sector specific allocations. Our lifetime guaranteed income products are very competitive in both the independent agent and financial institutions markets. Sales momentum has continued into the first quarter of this year."
Bhalla went on to add: "While we are not done in Go-to-Market, our focus for much of the remainder of 2021 will be on the Investment Management and Capital Structure pillars of AEL 2.0. In the Investment Management pillar, we intend to focus on our allocation to alpha-generating assets. In the fourth quarter, we closed on our investment in Pretium, a leading asset manager in the residential mortgage loan space. Earlier today, we announced a strategic partnership with Adams Street Credit Advisors to form a new management company to sponsor and manage investment vehicles that will invest in secured loans to U.S. middle market private companies backed by private equity sponsors. In the Capital Structure pillar, we are working diligently to complete the previously announced reinsurance transactions with Värde-Agam and Brookfield Asset Management and the build out of our own offshore reinsurer."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2020 earnings on Thursday, February 18, at 8:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 9577007 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through February 25, 2021 at 855-859-2056, passcode 9577007 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned subsidiaries, is a leading issuer of fixed index annuities through independent agents, banks and broker-dealers. American Equity Investment Life Holding Company, a New York Stock Exchange listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Premiums and other considerations	$10,279	$8,846	$39,382	$23,534
Annuity product charges	65,963	62,722	251,227	240,035
Net investment income	521,725	588,217	2,182,078	2,307,635
Change in fair value of derivatives	443,867	466,434	34,666	906,906
Net realized gains (losses) on investments	(12,135)	7,029	(80,680)	6,962
Other than temporary impairment (OTTI) losses on investments:
Total OTTI losses	—	(17,412)	—	(18,511)
Portion of OTTI losses recognized from other comprehensive income	—	—	—	(215)
Net OTTI losses recognized in operations	—	(17,412)	—	(18,726)
Loss on extinguishment of debt	—	(2,001)	(2,024)	(2,001)
Total revenues	1,029,699	1,113,835	2,424,649	3,464,345

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	13,066	11,553	49,742	35,418
Interest sensitive and index product benefits	325,912	399,514	1,543,270	1,287,576
Amortization of deferred sales inducements	22,768	91,260	438,164	88,585
Change in fair value of embedded derivatives	568,836	147,879	(1,286,787)	1,454,042
Interest expense on notes payable	6,391	6,384	25,552	25,525
Interest expense on subordinated debentures	1,325	3,651	5,557	15,764
Amortization of deferred policy acquisition costs	26,145	133,573	649,554	87,717
Other operating costs and expenses	55,321	39,194	183,636	154,153
Total benefits and expenses	1,019,764	833,008	1,608,688	3,148,780
Income before income taxes	9,935	280,827	815,961	315,565
Income tax expense	1,193	60,677	144,501	69,475
Net income	8,742	220,150	671,460	246,090
Less: Preferred stock dividends	15,004	—	33,515	—
Net income (loss) available to common stockholders	$(6,262)	$220,150	$637,945	$246,090

Earnings (loss) per common share	$(0.07)	$2.41	$6.93	$2.70
Earnings (loss) per common share - assuming dilution	$(0.07)	$2.40	$6.90	$2.68

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	92,904	91,314	92,055	91,139
Earnings (loss) per common share - assuming dilution	93,352	91,883	92,392	91,782

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss) available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income (loss) available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income (loss) available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) available to common stockholders	$(6,262)	$220,150	$637,945	$246,090
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized gains/losses on financial assets, including credit losses	9,369	7,606	59,355	7,361
Change in fair value of derivatives and embedded derivatives - fixed index annuities	90,616	(127,777)	(783,157)	373,221
Change in fair value of derivatives - interest rate caps and swap	—	(167)	(848)	1,247
Income taxes	(21,996)	26,023	155,808	(79,736)
Non-GAAP operating income available to common stockholders	$71,727	$125,835	$69,103	$548,183

Per common share - assuming dilution:
Net income (loss) available to common stockholders	$(0.07)	$2.40	$6.90	$2.68
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized gains/losses on financial assets, including credit losses	0.10	0.08	0.64	0.08
Change in fair value of derivatives and embedded derivatives - fixed index annuities	0.97	(1.39)	(8.47)	4.07
Change in fair value of derivatives - interest rate caps and swap	—	—	(0.01)	0.01
Income taxes	(0.23)	0.28	1.69	(0.87)
Non-GAAP operating income available to common stockholders	$0.77	$1.37	$0.75	$5.97
(a)Adjustments to net income (loss) available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity and non-GAAP operating return on average common stockholders' equity are calculated by dividing net income available to common stockholders and non-GAAP operating income available to common stockholders, respectively, for the trailing twelve months by average total stockholders' equity excluding average equity available to preferred stockholders and average accumulated other comprehensive income (AOCI).  We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
December 31, 2020
Average Common Stockholders' Equity Excluding Average AOCI
Average total stockholders' equity	$5,572,418
Average equity available to preferred stockholders	(550,000)
Average AOCI	(1,963,603)
Average common stockholders' equity excluding average AOCI	$3,058,815

Net income available to common stockholders	$637,945
Non-GAAP operating income available to common stockholders	$69,103

Return on Average Common Stockholders' Equity Excluding Average AOCI
Net income available to common stockholders	20.86%
Non-GAAP operating income available to common stockholders	2.26%